  Exhibit 4.1

HABERSHAM BANCORP
ARTICLES OF AMENDMENT
to the
ARTICLES OF INCORPORATION

Habersham Bancorp, a corporation organized and existing under the laws of the State of Georgia (the “Corporation”), in accordance with the provisions of Section 14-2-602 of the Georgia Business Corporation Code, hereby amends the Corporation’s Articles of Incorporation (as amended, the “Articles”) as follows:

ARTICLE I

The name of the Corporation is “Habersham Bancorp.”

ARTICLE II

These Articles of Amendment hereby add the following Article 5B(2) to the Articles, to designate and set forth the designations, preferences, limitations and relative rights of a new series of Preferred Stock.  Any terms used but not defined in this Article II shall have the meanings set forth in the Articles.

“ARTICLE 5(B)(2)

Of the foregoing class of Preferred Stock, the Corporation hereby designates the rights, privileges, preferences and limitations of the Series B Preferred Stock as set forth below.
SERIES B CONVERTIBLE REDEEMABLE PREFERRED STOCK
Relative Rights, Preferences and
Other Terms as Designated by the
Board of Directors

(a) Designation.  The distinctive designation of the series of Preferred Stock established hereby shall be the “Series B Convertible Redeemable Preferred Stock” (the “Series B Preferred Stock”).

(b) Number of Shares.  The total number of authorized shares of Series B Preferred Stock shall be 4,000 shares, no par value per share.

(c) Definitions. Unless the context or use indicates another meaning or intent, the following terms shall have the following meanings, whether used in the singular or the plural:
“
Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Conversion Price” means the Conversion Price in effect at any given time.

“Board of Directors” means the Board of Directors of the Corporation.

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal Federal holiday nor a day on which banking institutions in New York, New York and/or Atlanta, Georgia are authorized or required by law, regulation or executive order to close.

“Conversion Date” has the meaning set forth in Article 5B(2)(i)(1).

“Conversion Price” means the Initial Conversion Price, subject to adjustment as set forth herein.

“Dividend Period” means each period from and including a Payment Date (or the Original Issue Date for the first Dividend Period) to but excluding the next Payment Date.

“Dividend Rate” has the meaning set forth in Article 5B(2)(d)(2)(i).

“Exchange Property” has the meaning set forth in Article 5B(2)(k)(1).

“Ex-Date”, when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price (after the declaration thereof) pursuant to Article 5B(2)(i).

“Holder” means the Person in whose name the shares of the Series B Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of the shares of Series B Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

“Initial Conversion Price” means $4.00.

“Junior Securities” has the meaning set forth in Article 5B(2)(m).

“Liquidation” has the meaning set forth in Article 5B(2)(e)(1).

“Liquidation Preference” means, as to the Series B Preferred Stock, $1,000 per share (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series B Preferred Stock).

“Original Issue Date” means the date on which shares of the Series B Preferred Stock are first issued.

“Payment Date” has the meaning set forth in Article 5B(2)(d)(1).

“Parity Securities” has the meaning set forth in Article 5B(2)(m).

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Record Date” has the meaning set forth in Article 5B(2)(d)(1).

“Reorganization Event” has the meaning set forth in Article 5B(2)(k)(1).

(d) Dividends.

(1) The Holders shall be entitled to receive, as, if and when declared by the Board of Directors, or a duly authorized committee thereof, out of assets of the Corporation legally available under Georgia law for the payment of dividends, non-cumulative cash dividends at the rate set forth below in this Article 5B(2)(d) applied to the $1,000 Liquidation Preference.  Such dividends shall be payable quarterly, in arrears, as, if and when declared by the Board of Directors, or a duly authorized committee thereof, on March 31, June 30, September 30, and December 31 (each a “Payment Date”) commencing on June 30, 2009; provided that if any such Payment Date is not a Business Day, then the Payment Date will be the next succeeding day that is a Business Day, unless such day falls in the next calendar month, in which case the Payment Date will be the immediately preceding Business Day.  No interest or additional dividends or other sums shall accrue or be payable on the amount so payable from the Payment Date to such next succeeding Business Day.  Dividends will be payable to the Holders as they appear in the shareholder records of the Corporation at the close of business on the applicable record date, which shall be the 15th day of the calendar month in which the Payment Date falls or on such other date designated by the Board of Directors, or a duly authorized committee thereof, for the payment of dividends that is not more than 45 nor less than 15 days prior to the applicable Payment Date (each, a “Record Date”).

(2) (i) The dividend rate on the shares of Series B Preferred Stock for each Dividend Period (the “Dividend Rate”) shall be equal to 6.00%.

(ii) Dividends on the Series B Preferred Stock shall (if and when declared, as herein provided) be computed on the basis of a 360-day year and the actual number of days elapsed in each Dividend Period.  Accordingly, the amount of dividends payable per share for each Dividend Period for the Series B Preferred Stock shall (if and when declared, as herein provided) be equal to the product of (x) the Dividend Rate, (y) $1,000 and (z) a fraction, the numerator of which will be the actual number of days elapsed in such Dividend Period, and the denominator of which will be 360.  The amount of dividends payable on the Series B Preferred Stock shall be rounded to the nearest cent, with one-half cent being rounded upwards.

(3) Without limiting the rights set forth in Article 5B(2)(d), no dividends on the Series B Preferred Stock shall be declared by the Board of Directors, or a duly authorized committee thereof, or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation with the Federal Reserve Bank of Atlanta, the Georgia Department of Banking and Finance and/or the Federal Deposit Insurance Corporation prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment is restricted or prohibited by law.

(4) Whenever dividends on the Series B Preferred Stock are in arrears, the Corporation shall not declare or pay, or set apart for payment, dividends with respect to, or redeem, purchase or acquire any of, its Parity Securities or Junior Securities, other than (i) redemptions, purchases or other acquisitions of Junior Securities in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or stock purchase plan, (ii) any declaration of a dividend in connection with any shareholders’ rights plan, or the issuance of rights, stock or other property under any shareholders’ rights plan, or the redemption or repurchase of rights pursuant thereto, or (iii) conversions into or exchanges for other Junior Securities and cash solely in lieu of fractional shares of the Junior Securities.  If dividends payable pursuant to this Article 5(B)(2)(d) for any Payment Date are not paid in full, and there are issued and outstanding shares of Parity Securities with the same Payment Date, then all dividends declared on shares of the Series B Preferred Stock and such Parity Securities on such date shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as full quarterly dividends per share payable on the shares of the Series B Preferred Stock pursuant to this Article 5B(2)(d) and all such Parity Securities otherwise payable on such Payment Date (subject to their having been declared by the Board of Directors out of legally available funds and including, in the case of any such Parity Securities that bear cumulative dividends, all accrued but unpaid dividends) bear to each other.

(5) No dividends may be declared or paid or set aside for payment on any shares of Series B Preferred Stock if at the same time any arrears exists in the payment of dividends on any outstanding class or series of stock of the Corporation ranking, as to the payment of dividends, prior to the Series B Preferred Stock.

(6) All dividends paid with respect to shares of the Series B Preferred Stock shall be paid pro rata to the holders of such shares entitled thereto.  The Holders shall not be entitled hereunder to any dividend, whether payable in cash, property or shares of any class or series (including the Series B Preferred Stock), in excess of the dividends on the Series B Preferred Stock as provided herein.  No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears.

(e) Liquidation Preference.

(1) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation (each, a “Liquidation”), the Holders shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its shareholders the Liquidation Preference, plus an amount equal to any accrued but unpaid dividends through and including the date of payment to the Holders, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of capital stock of the Corporation ranking junior to the Series B Preferred Stock as to liquidation rights.  In the event that, upon such Liquidation, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on all Parity Securities having the same liquidation preference, then the Holders and all other such classes or series of Parity Securities shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled, and the Holders will not be entitled to any further participation in any distribution of assets by the Corporation.

(2) Written notice of any Liquidation, stating the payment date or dates and the place or places on and at which the amounts distributable as a result thereof shall be payable, shall be given by first class mail, postage paid, not less than 30 nor more than 60 days prior to the first payment date stated therein, to each Holder of shares of Series B Preferred Stock at the respective addresses of such Holders as they appear on the Corporation’s stock transfer records.

(3) After payment to the Holders of the full liquidation amounts provided in this Article 5B(2)(e), the Holders, as such, will have no right or claim to any of the remaining assets of the Corporation.

(4) For purposes of this Article 5B(2)(e), the Corporation’s consolidation or merger with or into any other corporation or corporations, the sale or pledge of all or substantially all of the Corporation’s or its subsidiaries’ assets, or the sale of a controlling interest of the Corporation’s capital stock is not a Liquidation.

(f) Maturity.  The Series B Preferred Stock shall be perpetual unless converted or redeemed in accordance with this Article 5(B)(2).

(g) Redemption.  Subject to its prior receipt of all required regulatory approvals, the Corporation may redeem the Series B Preferred Stock in accordance with the following provisions.

(1)       Redemption at the Corporation’s Option.  At any time after the Original Issue Date,  the Corporation may redeem all (but not less than all) of the shares of Series B Preferred Stock then outstanding and not converted into shares of Common Stock by giving written notice to the Holders of such election at least 15 days prior to the date on which such redemption is to be made (the “Redemption Date”).  Subject to Article 5B(2)(h), a Holder may elect to convert its shares of Series B Preferred Stock in accordance with Article 5B(2)(i) by delivering the documents required thereby to the Corporation at any time before the fifth (5th) day immediately preceding the Redemption Date.  Upon mailing its election to redeem the outstanding shares of Series B Preferred Stock pursuant to this Article 5(B)(2)(g), the Corporation shall be obligated to redeem all such outstanding shares not converted on the date specified in such notice (which shall be no earlier than 15 days after the date of the Corporation’s written notice of its election) at a price per share (the “Redemption Price”) equal to the Liquidation Preference plus accrued but unpaid dividends.

(2)       Redemption Payments. For each share of Series B Preferred Stock to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the Holder thereof (upon surrender by such Holder at the Corporation’s principal office of the certificate(s) representing such share(s)) an amount in cash equal to the Redemption Price.

(3)       Dividends After Redemption Date.  No shares of Series B Preferred Stock shall be entitled to any dividends accruing after the Redemption Date.  On such date, all rights of the Holders of such shares shall cease, and such shares shall no longer be deemed to be issued and outstanding.
(h) Conversion.

(1) Right to Convert.  Subject to the provisions of Article 5(B)(2)(h)(4) below, the Series B Preferred Stock shall be convertible, at the option of a Holder, at any time on or after June 25, 2012, into shares of Common Stock as set forth below.  A Holder may elect to convert all or any portion of its shares of Series B Preferred Stock in accordance with Article 5B(2)(h)(3) below.  The number of shares of Common Stock into which a share of Series B Preferred Stock shall be convertible shall be determined by dividing the Liquidation Preference by the Applicable Conversion Price (subject to the conversion procedures of Article 5B(2)(i) hereof).

(2) Accrued but Unpaid Dividends at Conversion.  Subject to the provisions of Article 5(B)(2)(h)(4) below, upon conversion of any shares of Series B Preferred Stock, the Holder shall have the right to receive an additional number of fully paid and non-assessable shares of Common Stock equal to the amount of all accrued and unpaid dividends on each such share of Series B Preferred Stock (other than previously declared dividends payable to a holder of record on a prior Record Date, which dividends shall be paid by the Corporation to such holder on the next Payment Date) to the Conversion Date, whether or not declared, divided by the Applicable Conversion Price.

(3) Partial Conversion.  A Holder may elect to cause less than all of the shares of Series B Preferred Stock held by such Holder to be converted pursuant to Article 5B(2)(h)(1), regardless of whether any other Holders elect to convert their shares of Series B Preferred Stock.

(4) Limitations on Conversion.

(i) Bank Regulatory Limitation.  Notwithstanding the foregoing provisions of this Article 5(B)(2)(h), the Corporation shall not effect the conversion of any shares of Series B Preferred Stock, and the Holder shall not have the right to convert any shares of Series B Preferred Stock, to the extent that after giving effect to such exercise, such Holder (together with such Holder's affiliates) would beneficially own in excess of 4.99% (the "Maximum Percentage") of the shares of Common Stock outstanding immediately after giving effect to such exercise, except that such limitation shall not apply in the event that the Holder obtains, at its expense, (A) such approvals of bank regulatory agencies as may be required in order to effect its acquisition of beneficial ownership of the Common Stock in excess of the Maximum Percentage, or (B) a written opinion from outside counsel that no such approval is required, which opinion shall be reasonably satisfactory to the Corporation.  For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of any remaining shares of Series B Preferred Stock beneficially owned by such Holder and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such Holder and its affiliates subject to a limitation on conversion or exercise analogous to the limitation contained herein.  Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Article 5(B)(2)(h), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation's most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Corporation or (3) any other notice by the Corporation or its transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Corporation shall within one Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any conversion or exercise of securities of the Corporation by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

(ii) Nasdaq Limitation.  The Corporation shall not be obligated to issue any shares of Common Stock upon conversion of the Series B Preferred Stock if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock that the Corporation may issue upon conversion of the Series B Preferred Stock without breaching the Corporation's shareholder approval obligations under the rules or regulations of the Nasdaq Stock Market (the "Exchange Cap"), except that such limitation shall not apply in the event that the Corporation (A) obtains the prior approval of its shareholders as required by the applicable rules of the Nasdaq Stock Market for issuances of shares of Common Stock in excess of such amount, or (B) obtains a written opinion from outside counsel to the Corporation that such approval is not required, which opinion shall be reasonably satisfactory to the Holders.  In the event that any Holder shall sell or otherwise transfer any of its Series B Preferred Stock, the transferee shall be allocated a pro rata portion of the Exchange Cap (the “Exchange Cap Allocation”) calculated based on the ratio of the number of shares of Common Stock underlying the transferee’s shares of Series B Preferred Stock and the total number of shares of Common Stock underlying the Series B Preferred Stock, and the restrictions of the prior sentence shall apply to such transferee’s Exchange Cap Allocation.  In the event that any Holder converts all of its Series B Preferred Stock into a number of shares of Common Stock that, in the aggregate, is less than such Holder's Exchange Cap Allocation, then the difference between such Holder's Exchange Cap Allocation and the number of shares of Common Stock actually issued to such Holder shall be allocated to the respective Exchange Cap Allocations of the remaining Holders of Series B Preferred Stock on a pro rata basis in proportion to the shares of Common Stock underlying the Series B Preferred Stock then held by each such Holder.

(i) Conversion Procedures.

(1) Before any Holder of shares of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, such Holder shall surrender the certificate or certificates therefor (to the extent that such shares were issued in certificate form), duly endorsed, at the office of the Corporation or of any transfer agent for such Series B Preferred Stock, and shall give written notice to the Corporation at its principal corporate office of the election to convert the same and shall state therein the name or names in which the shares of Common Stock are to be issued and the number of shares of Series B Preferred Stock that the Holder is converting.  In the event that a Holder shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of shares of Series B Preferred Stock should be registered or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares in the name of the Holder and in the manner shown on the records of the Corporation.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such Holder, or to the nominee or nominees of such Holder, a certificate or certificates for the number of shares of Common Stock to which such Holder shall be entitled as aforesaid or, in the event such shares of Common Stock are not certificated, a notice of issuance of such shares executed by an authorized officer of the Corporation.  Except as otherwise provided in Article 5B(2)(h), such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date (the “Conversion Date”).

(2) Shares of Series B Preferred Stock duly converted in accordance with these Articles, or otherwise reacquired by the Corporation, will resume the status of authorized and unissued Preferred Stock, undesignated as to series and available for future issuance.  The Corporation may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Series B Preferred Stock; provided, however, that the Corporation shall not take any such action if such action would reduce the authorized number of shares of Series B Preferred Stock below the number of shares of Series B Preferred Stock then outstanding.

(3) On the Conversion Date, an appropriate entry shall be made to the stock ledger of the Corporation to reflect the number of shares of Common Stock into which the shares of Series B Preferred Stock have been converted and the remaining shares of Series B Preferred Stock, if any.

(j) Anti-Dilution Adjustments.

(1) The Conversion Price shall be subject to the following adjustments.

(i) Stock Dividends and Distributions.  If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Price in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by the following fraction:

OS0

OS1
Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution.

OS1 =
the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution, plus the total number of shares of Common Stock constituting such dividend or distribution.

For the purposes of this clause (i), the number of outstanding shares of Common Stock at the applicable time shall not include shares acquired or otherwise owned or held by the Corporation.  If any dividend or distribution described in this clause (i) is declared but not so paid or made, then the Conversion Price shall be readjusted, effective as of the date the Board of Directors or a regulatory authority determines not to make or permit, as appropriate, such dividend or distribution, to the Conversion Price that would be in effect if such dividend or distribution had not been declared.

(ii) Subdivisions, Splits and Combination of the Common Stock.  If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS0

OS1
Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 =	the number of shares of Common Stock outstanding immediately after the effective time of such share subdivision, split or combination.

For the purposes of this clause (ii), the number of outstanding shares of Common Stock at the applicable time shall not include shares acquired or otherwise owned or held by the Corporation.  If any subdivision, split or combination described in this clause (ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, then the Conversion Price shall be readjusted, effective as of the date the Board of Directors not to subdivide, split or combine the outstanding shares of Common Stock, or a regulatory authority determines not to permit such actions, to the Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

(iii) Below Conversion Price Issuances.  If the Corporation shall issue after the Original Issue Date, any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Additional Stock, the Conversion Price in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this Article 5B(2)(j)) be adjusted to a price determined by multiplying such Conversion Price by the following fraction:

OS0

OS1
Where,

OS0 =
the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Stock, plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price.

OS1 =	the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Stock, plus the number of shares of such Additional Stock.

For the purposes of this clause (iii), the number of outstanding shares of Common Stock at the applicable time shall not include shares acquired or otherwise owned or held by the Corporation.

(2) (i) All adjustments to the Conversion Price shall be calculated to the nearest cent, with one-half cent being rounded upwards.  No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that, on the Conversion Date, adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(ii) No adjustment to the Conversion Price shall be made if Holders participate in or receive the benefits of the transaction that would otherwise give rise to an adjustment, without having to convert the Series B Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series B Preferred Stock may then be converted.

(iii) The Applicable Conversion Price shall not be adjusted:

(A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;

(B) upon the issuance of any shares of Common Stock or options, rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan (or similar arrangement) or program of or assumed by the Corporation or any of its subsidiaries;

(C) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Original Issue Date and not substantially amended thereafter;

(D) for a change in the par value of the Common Stock; or

(E) for accrued and unpaid dividends on the Series B Preferred Stock.

(3)       In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.  In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment.

(4)       In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Article 5B(2)(j):

(i)           The aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Article 5B(2)(j)(3)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

(ii)          The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Article 5B(2)(j)(3)).  The issuance of options to purchase or rights to subscribe for Common Stock, securities convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities together with other securities of the Corporation in an integrated transaction in which no specific consideration is allocated to such options, rights or convertible or exchangeable securities shall be deemed to be issuance of shares of Common Stock at a per share consideration of $0.01.

(iii)         In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities (including but not limited to a change resulting from the antidilution provisions thereof), the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change.

(iv)        Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(v)         The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Article 5B(2)(j)(4)(i) and (ii) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Article 5B(2)(j)(4)(iii) or (iv).  In the event of any adjustment to a Conversion Price as a result of the issuance of options, rights or convertible or exchangeable securities pursuant to this Article 5B(2)(j), no further adjustment to such Conversion Price shall be made for the actual issuance of Common Stock upon the exercise of any such options or rights or the conversion or exchange of such securities.

(5)       “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Article 5B(2)(j)(4)) by the Corporation after the Purchase Date, other than in connection with a transaction described in Article 5B(2)(j)(2)(iii).

(3) Whenever the Conversion Price is to be adjusted in accordance with Article 5B(2)(j)(1) or (2), the Corporation shall: (i) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price, provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (ii) as soon as practicable following the determination of the revised Conversion Price, provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

(4) Without the approval of the Holders of a majority of the then outstanding shares of Series B Preferred Stock, the Corporation will not, by amendment of the Articles or through any recapitalization, reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the material terms to be observed or performed hereunder by the Corporation (including, without limitation, to affect the calculation of the Conversion Price in any way adverse to the Holders), but will at all times in good faith assist in the carrying out of all the provisions of Articles 5(B)(2)(i) and (j) hereof and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders against undue impairment.

(5)  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series B Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series B Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(k) Reorganization Events.

(1) In the event that, prior to any Conversion Date with respect to the shares of Series B Preferred Stock of any Holder, there occurs (any such event specified in the following clauses (i) through (iv), a “Reorganization Event”):

(i) any consolidation, merger or other similar business combination of the Corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(iii) any reclassification of the Common Stock into securities including securities other than the Common Stock; or

(iv) any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition);

then each share of such Holder’s Series B Preferred Stock outstanding immediately prior to such Reorganization Event shall automatically convert, effective as of the consummation of the Reorganization Event, into the type and amount of securities, cash and other property receivable in such Reorganization Event by the Holder (excluding the counterparty to the Reorganization Event or an affiliate of such counterparty) based on the greater of (i) the number of shares of Common Stock into which one share of Series B Preferred Stock would then otherwise be convertible and (ii) the number of shares of Common Stock that, if one share of Series B Preferred Stock were converted into such number of shares, would result in the fair market value of the securities, cash and other property receivable in such Reorganization Event by a Holder of such number of shares equaling the Liquidation Preference (such securities, cash and other property, the “Exchange Property”).  In the event that a Reorganization Event involves common stock of another Person as all or part of the consideration being offered in a fixed exchange ratio transaction, the fair market value per share of such common stock shall be determined by reference to (i) the average of the closing prices of such common stock for the ten trading day period ending immediately prior to the consummation of such Reorganization Event if the stock is publicly traded, or (ii) an appraisal to be performed by an independent firm acceptable to the Holders of a majority of the Series B Preferred Stock and to the Corporation or its successor.

(2) In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election.

(3) The above provisions of this Article 5B(2)(k) shall similarly apply to successive Reorganization Events, and the provisions of Article 5B(2)(j) shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(4) The Corporation (or any successor) shall, (i) not less than ten Business Days before the setting of a record date in connection with determining those shareholders entitled to vote with respect to a Reorganization Event or (ii) if no such vote is required by law or contract or otherwise, not less than ten Business Days before the consummation of any Reorganization Event, provide written notice to the Holders of such consummation of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property.

(5) The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series B Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Article 5B(2)(k).

(l) Voting Rights.

(1) Holders shall not be entitled to voting rights with respect to the Series B Preferred Stock, except as provided by applicable law.

(2) Notwithstanding anything to the contrary in this Article 5B(2)(l), the Corporation shall not, whether by merger, consolidation, recapitalization, entity conversion or otherwise (i) amend any of the rights and privileges of the Series B Preferred Stock set forth in this Article 5(B)(2) or (ii) authorize or create any new class or series of equity securities  ranking senior to the Series B Preferred Stock as to dividend rights or rights upon Liquidation, in either case without the consent of the majority of the issued and outstanding shares of Series B Preferred Stock.

(3) On each matter submitted to a vote of the Holders in accordance with applicable law, each share of Series B Preferred Stock shall be entitled to vote on an as-converted basis based on the number of shares of Common Stock into which each share of Series B Preferred Stock could be converted on the date of such vote.  With respect to each share of Series B Preferred Stock, the holder thereof may designate a proxy, with each such proxy having the right to vote on behalf of the holder.

(m) Ranking.  The Series B Preferred Stock will, with respect to dividend rights and rights upon Liquidation rank (i) on a parity with any other class or series of equity securities of the Corporation the terms of which do not expressly provide that such class or series will rank senior or junior to the Series B Preferred Stock as to dividend rights and rights upon Liquidation (collectively referred to as “Parity Securities”), and (ii) senior to the Common Stock and each other class or series of capital stock authorized, issued, outstanding or established after the Original Issue Date by the Corporation the terms of which do not expressly provide that it ranks on a parity with or senior to the Series B Preferred Stock as to dividend rights and rights upon Liquidation of the Corporation (collectively referred to as “Junior Securities”).  The Series B Preferred Stock will rank junior to all of the Corporation’s indebtedness.  For purposes of this Article 5B(2)(m), debt securities of the Corporation that are convertible into or exchangeable for shares of the Corporation’s capital stock or any other debt securities of the Corporation shall not constitute a class or series of shares of the Corporation’s capital stock.

(n) Headings, etc.  The headings hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.  The words “include,” “including” and derivatives thereof shall be without limitation by reason of enumeration or otherwise, the singular shall include the plural and vice versa.

(o) Severability of Provisions.  If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the shares of Series B Preferred Stock set forth in these Articles are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of the shares of Series B Preferred Stock set forth in these Articles that can be given effect without giving effect to the invalid, unlawful or unenforceable provision shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the shares of Series B Preferred Stock herein set forth shall be deemed dependent upon any other provision hereof unless so expressed herein.

(p) No Preemptive Rights.  No holder of Series B Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of any class of series (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of any class or series.

ARTICLE III

These Articles of Amendment were duly adopted on June 24, 2009.

ARTICLE IV

These Articles of Amendment were adopted by the Corporation’s Board of Directors in accordance with the provisions of Section 14-2-602 of the Georgia Business Corporation Code.  Shareholder approval was not required pursuant to Section 14-2-602 of the Georgia Business Corporation Code.

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IN WITNESS WHEREOF, Habersham Bancorp has caused these Articles of Amendment to be signed by David D. Stovall, its President and Chief Executive Officer, this 24th day of June, 2009.

HABERSHAM BANCORP

By:	/s/ David D. Stovall
Name:	David D. Stovall
Title:	President and Chief
Executive Officer

[Signature Page to Articles of Amendment]